Exhibit T3B(3)

LIMITED LIABILITY COMPANY AGREEMENT

OF

NBC TEXTBOOKS LLC

This Limited Liability Company Agreement (this “Agreement”) of NBC Textbooks LLC (the “Company”) is entered into by Nebraska Book Company, Inc., a Kansas corporation (the “Member”) as of October 21, 2004 and, pursuant to Section 18-201(d) of the Act, shall be effective as of October 21, 2004.

The Member has formed the Company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), by filing a Certificate of Formation with the Secretary of State of the State of Delaware on October 21, 2004.

The Member hereby agrees as follows;

1. Name. The name of the Company is NBC Textbooks LLC.

2. Certificates. The Member has filed a Certificate of Formation of the Company and shall execute, file, record and publish as appropriate such other certificates, amendments to certificates, and other documents as are or become necessary or advisable at any time and from time to time as determined by the Member, including any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including, without limitation, the purchase and sale of textbooks and as managing member of one or more limited liability companies and/or general partner of one or more limited partnerships, and conducting any activities necessary, advisable, incidental or related thereto.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a) acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, finance, refinance, improve, exercise voting rights with respect to, sell, convey, pledge, lease, transfer or dispose of any real or personal, tangible or intangible property (including without limitation interests in general or limited partnerships, limited liability companies, trusts, associations, corporations or other entities) that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the asset of the Company;

(f) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(g) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(h) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services; and

(i) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

6. Principal Business Office. The principal business office of the Company shall be located at such location as the Member shall determine from time to time.

7. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19808.

8. Registered Agent. The registered agent of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member shall make such capital contributions to the Company as it determines to be appropriate from time to time, in his sole discretion. The Member shall not be required to make any additional capital contribution to the Company.

11. Allocation of Profits and Losses. The Company’s profits and losses and items thereof shall be allocated to the Member.

12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member in his sole discretion; however, the Company shall not make a distribution to the Member if the distribution would violate Section 18-607 of the Act or other applicable law.

13. Company Books of Account. The Company shall cause to be entered in appropriate books, kept at the Company’s principal place of business or at such other location as the Member may determine, all transactions of or relating to the Company.

14. Company Funds. All funds of the Company shall be deposited in the Company’s name in such checking, money market, or other account or accounts as the Member may from time to time designate; withdrawals shall be made therefrom on such signature or signatures as the Member shall determine.

15. Fiscal Year. The fiscal year of the Company shall be April 1 to March of each year.

16. Management.

(a) Board of Managers. The affairs of the Company shall be managed by a board of managers (the “Board of Managers”), the members of which shall be appointed and removed by the Member. Unless the Member decides otherwise, the Board of Managers shall otherwise function as a board of directors commonly would for a business corporation formed under the Delaware General Corporation Law. At any time the Member may elect to assume all management function of the Company and disband the Board of Managers. As of the date hereof, the members of the Board of Managers are:

Mark L. Bono;

Michael F. Cronin;

R. Sean Honey;

Mark W. Oppegard; and

Barry S. Major;

with each member of the Board of Managers serving until his earlier death, resignation or removal.

(b) Officers. The Board of Managers may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, Chief Executive Officer, President, Chief Operating Officer, Senior Vice President, Vice President, Secretary, Chief Financial Officer and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked or modified at any time by the Member. As of the date hereof, the Officers and their respective titles are:

Mark W. Oppegard — Chief Executive Officer & President;

Barry S. Major — Chief Operating Officer;

Alan G. Siemek — Chief Financial Officer, Treasurer & Assistant Secretary;

William Allen — Senior Vice President of Operations; and

Cynthia L. Morris — Secretary;

with each officer serving until his earlier death, resignation or removal.

17. Other Business. The Member may engage in or possess an interest in other business ventures (whether or not related to the business of the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Dissolution.

(a) The Company shall have no specific date of dissolution.

(b) The Company shall be dissolved at such time as the Member may determine.

(c) The bankruptcy of the Member will not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its business in an orderly manner, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

19. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

20. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).

22. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written instrument, executed and delivered by the Member.

23. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon, and none of the provisions of this Agreement shall be enforceable by, any person or entity apart from the Member and his respective successors and permitted assigns.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 21st day of October, 2004.

NEBRASKA BOOK COMPANY, INC.

By:	/s/ Alan Siemek
Name:	Alan Siemek
Title:	Chief Financial Officer